Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

Q1 Fiscal 2018 Net Loss Per Share of $0.26, Compared to $0.30 in Q1 Fiscal 2017; Q1 Fiscal 2018 Adjusted Net Loss Per Share of $0.24, Compared to $0.23 in Q1 Fiscal 2017

Q1 Fiscal 2018 Revenues Increased 2% to $459 Million; Increased 4% in Constant Currency

LOS ANGELES, May 24, 2017 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended April 29, 2017.

Victor Herrero, Chief Executive Officer, commented, “We are pleased to report that our first quarter results finished above the high-end of our expectations for revenues, adjusted operating margin and earnings per share. We continued to see strong performance in our international businesses. In Europe and in Asia, our revenues were up 23% and 17% driven by new store openings and positive comp sales. We are also encouraged by the trends in adjusted operating margins for these two regions, as they expanded in the quarter relative to last year. In the Americas, as the performance of our business and the environment remain soft, we are more than ever focused on shrinking our footprint and profitability improvements.”

Mr. Herrero concluded, “In today’s world, it is crucial to stay connected with our customers and their aspirations. The Guess Brand has always been associated with Sexy, and Sexy is being more broadly interpreted where anyone can be sexy. Authenticity is “in,” and being real is more important than being perfect. The millennial and Gen Z consumer is seeking purpose-driven brands whose values align with their own. As always, we are adapting to this changing environment.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) restructuring charges, (iii) a restructuring related exit tax charge and (vi) the related tax effects of these adjustments, where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

First Quarter Fiscal 2018 Results

For the first quarter of fiscal 2018, the Company recorded GAAP net loss of $21.3 million, a 15.4% improvement compared to $25.2 million for the first quarter of fiscal 2017. GAAP diluted loss per share improved 13.3% to $0.26 for the first quarter of fiscal 2018, compared to $0.30 for the prior-year quarter.

For the first quarter of fiscal 2018, the Company recorded adjusted net loss of $19.4 million, a 0.5% deterioration from $19.3 million for the first quarter of fiscal 2017. Adjusted diluted loss per share deteriorated 4.3% to $0.24, from $0.23 for the prior-year quarter. The positive impact of currency on diluted loss per share in the first quarter of fiscal 2018 was approximately $0.03 per share.

Net Revenue. Total net revenue for the first quarter of fiscal 2018 increased 2.2% to $458.6 million, compared to $448.8 million in the prior-year quarter. In constant currency, net revenue increased by 4.0%.

•	Americas Retail revenues decreased 14.9% in U.S. dollars and 14.7% in constant currency. Retail comp sales including e-commerce decreased 15% in U.S. dollars and constant currency.

•	Europe revenues increased 23.3% in U.S. dollars and 29.1% in constant currency. Retail comp sales including e-commerce increased 5% in U.S. dollars and 11% in constant currency.

•	Asia revenues increased 16.9% in U.S. dollars and 15.5% in constant currency. Retail comp sales including e-commerce increased 4% in U.S. dollars and 2% in constant currency.

•	Americas Wholesale revenues increased 5.7% in U.S. dollars and 7.7% in constant currency.

•	Licensing revenues decreased 9.3% in U.S. dollars and constant currency.

Operating Loss. GAAP operating loss for the first quarter of fiscal 2018 improved 11.9% to $25.5 million (including a minimal currency translation impact), compared to $29.0 million in the prior-year quarter. GAAP operating margin in the first quarter improved 90 basis points to negative 5.6%, compared to negative 6.5% in the prior-year quarter, driven primarily by the anniversary of last year’s restructuring charges, partially offset by higher asset impairment charges during the current-year period. The negative impact of currency on operating margin for the quarter was roughly 30 basis points.

For the first quarter of fiscal 2018, adjusted operating loss was relatively flat at $22.8 million and adjusted operating margin was negative 5.0%, an improvement of 10 basis points compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment decreased 920 basis points to negative 15.4% in the first quarter of fiscal 2018, from negative 6.2% in the prior-year quarter. Excluding the impact of the asset impairment charges, operating margin for the Company’s Americas Retail segment decreased by 800 basis points compared to the same prior-year quarter. This decrease was driven primarily by the negative impact on the fixed cost structure resulting from negative comparable sales.

•
Operating margin for the Company’s Europe segment increased 900 basis points to negative 1.9% in the first quarter of fiscal 2018, compared to negative 10.9% in the prior-year quarter. Excluding the impact of the asset impairment charges, operating margin for the Company’s Europe segment improved by 890 basis points compared to the same prior-year quarter. This improvement was driven primarily by the favorable impact on the fixed cost structure resulting from overall leveraging of expenses and higher initial mark-ups.

•
Operating margin for the Company’s Asia segment decreased 30 basis points to negative 1.3% in the first quarter of fiscal 2018, from negative 1.0% in the prior-year quarter. Excluding the impact of the asset impairment charges, operating margin for the Company’s Asia segment improved by 60 basis points compared to the same prior-year quarter. The improvement in operating margin was driven primarily by overall leveraging of expenses.

•
Operating margin for the Company’s Americas Wholesale segment increased 90 basis points to 18.5% in the first quarter of fiscal 2018, compared to 17.6% in the prior-year quarter, due to higher gross margins. The higher gross margins were driven primarily by higher initial mark-ups.

•	Operating margin for the Company’s Licensing segment decreased 590 basis points to 85.5% in the first quarter of fiscal 2018, from 91.4% in the prior-year quarter.

Other net income was $2.4 million for the first quarter of fiscal 2018, which primarily includes unrealized gains on non-operating assets, compared to other net expense of $1.1 million in the prior-year quarter.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on June 23, 2017 to shareholders of record at the close of business on June 7, 2017.

Outlook

The Company’s expectations for the second quarter of fiscal 2018 ending July 29, 2017 and its updated outlook for the fiscal year ending February 3, 2018 are as follows:

Outlook for Total Company[1]

	Second Quarter of Fiscal 2018	Fiscal Year 2018[2]

Consolidated net revenue in U.S. dollars	increase between 2.0% and 4.0%	increase between 3.5% and 5.0%

Consolidated net revenue in constant currency[3]	increase between 3.5% and 5.5%	increase between 4.0% and 5.5%

Estimated impact of 53rd week on consolidated net revenue	—	increase of 1.0%

GAAP operating margin	2.2% to 3.0%	2.2% to 2.9%

Adjusted operating margin[4]	2.2% to 3.0%	2.3% to 3.0%

Currency impact included in operating margin[5]	(50) basis points	(10) basis points

GAAP EPS	$0.08 to $0.11	$0.32 to $0.42

Adjusted EPS[4]	$0.08 to $0.11	$0.34 to $0.44

Currency impact included in EPS[5]	($0.04)	($0.03)

Estimated impact of 53rd week on EPS	—	$0.03

Notes:
1	The Company’s outlook for the second quarter ending July 29, 2017 and the fiscal year ending February 3, 2018 assumes that foreign currency exchange rates remain at prevailing rates.

2	The Company’s fiscal year 2018 will include 53 weeks, while fiscal year 2017 included 52 weeks.

3	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

4
The adjusted operating margin and adjusted EPS for fiscal year 2018 reflect the exclusion of asset impairment charges and the related tax impact incurred during the first quarter of fiscal 2018 and does not assume any additional asset impairment charges.

5	Represents the estimated translational and transactional impact of foreign currency rate fluctuations within operating margin and EPS measures presented.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Second Quarter of Fiscal 2018		Fiscal Year 2018

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down LDD to HSD	down LDD to HSD	down LDD to HSD	down LDD to HSD
Net Revenue	down LDD to HSD	down LDD to HSD	down LDD to HSD	down LDD to HSD

Europe:
Comps	__	up MSD to HSD	__	up HSD
Net Revenue	up mid-teens	up mid-teens to high-teens	up high-teens	up low-twenties

Asia:
Comps	__	up MSD to LDD	__	up MSD to HSD
Net Revenue	up mid-teens to high-teens	up mid-teens to high-teens	up mid-teens to high-teens	up mid-teens to high-teens

Americas Wholesale:
Net Revenue	down MSD	down LSD	up LSD	up LSD

Licensing:
Net Revenue	down MSD	__	down MSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the first quarter of fiscal 2018, the adjusted results exclude the impact of asset impairment charges and the related tax impact incurred during the first quarter of fiscal 2018. For the first quarter of fiscal 2017, the adjusted results exclude the impact of asset impairment charges, restructuring charges and a restructuring related exit tax charge and the tax effects of these adjustments. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on May 24, 2017 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 29, 2017, the Company directly operated 949 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 721 additional retail stores worldwide. As of April 29, 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable sales), earnings, capital expenditures, cost savings and cash needs; and guidance for the second quarter and full year of fiscal 2018, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; changes in U.S. tax or tariff policy regarding apparel and other accessory merchandise produced in other countries; accounting adjustments identified from subsequent events arising after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(amounts in thousands, except per share data)

	Three Months Ended
	April 29, 2017		April 30, 2016
	$	%	$	%

Product sales	$438,320	95.6%	$426,468	95.0%
Net royalties	20,261	4.4%	22,347	5.0%
Net revenue	458,581	100.0%	448,815	100.0%

Cost of product sales	313,939	68.5%	306,056	68.2%

Gross profit	144,642	31.5%	142,759	31.8%

Selling, general and administrative expenses	167,399	36.5%	165,501	36.9%
Asset impairment charges	2,762	0.6%	153	0.0%
Restructuring charges	—	0.0%	6,083	1.4%

Loss from operations	(25,519)	(5.6%)	(28,978)	(6.5%)

Other income (expense):
Interest expense	(414)	(0.1%)	(520)	(0.1%)
Interest income	871	0.2%	651	0.1%
Other income (expense), net	2,432	0.6%	(1,098)	(0.2%)

Loss before income tax benefit	(22,630)	(4.9%)	(29,945)	(6.7%)

Income tax benefit	(1,403)	(0.3%)	(4,791)	(1.1%)

Net loss	(21,227)	(4.6%)	(25,154)	(5.6%)

Net earnings attributable to noncontrolling interests	66	0.0%	24	0.0%

Net loss attributable to Guess?, Inc.	$(21,293)	(4.6%)	$(25,178)	(5.6%)

Net loss per common share attributable to common stockholders:

Basic	$(0.26)		$(0.30)
Diluted	$(0.26)		$(0.30)

Weighted average common shares outstanding attributable to common stockholders:

Basic	83,010		83,514
Diluted	83,010		83,514

Effective tax rate	6.2%		16.0%

Adjusted loss from operations[1]:	$(22,757)	(5.0%)	$(22,742)	(5.1%)

Adjusted net loss attributable to Guess?, Inc.[1]:	$(19,351)	(4.2%)	$(19,263)	(4.3%)

Adjusted diluted loss per common share attributable to common stockholders[1]:	$(0.24)		$(0.23)

Adjusted effective tax rate[1]:	2.9%		18.9%

Notes:
1
The adjusted results for the three months ended April 29, 2017 reflect the exclusion of asset impairment charges and the related tax impact that were recorded, where applicable. The adjusted results for the three months ended April 30, 2016 reflect the exclusion of asset impairment charges, restructuring charges, a restructuring related exit tax charge and the tax impacts of these adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP loss from operations to adjusted loss from operations, reported GAAP net loss attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc. and reported GAAP income tax benefit to adjusted income tax benefit for the three months ended April 29, 2017 and April 30, 2016.

	Three Months Ended
	April 29, 2017	April 30, 2016

Reported GAAP loss from operations	$(25,519)	$(28,978)
Asset impairment charges[1]	2,762	153
Restructuring charges[2]	—	6,083

Adjusted loss from operations	$(22,757)	$(22,742)

Reported GAAP net loss attributable to Guess?, Inc.	$(21,293)	$(25,178)

Asset impairment charges[1]	2,762	153

Restructuring charges[2]	—	6,083

Income tax adjustments[3]	(820)	(2,232)

Exit tax charge[4]	—	1,911

Total adjustments affecting net loss attributable to Guess?, Inc.	1,942	5,915

Adjusted net loss attributable to Guess?, Inc.	$(19,351)	$(19,263)

Reported GAAP income tax benefit	$(1,403)	$(4,791)

Income tax adjustments[3]	820	2,232

Exit tax charge[4]	—	(1,911)

Total income tax effect	820	321

Adjusted income tax benefit	$(583)	$(4,470)

Adjusted effective tax rate	2.9%	18.9%

Notes:
1
During the three months ended April 29, 2017 and April 30, 2016, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures. The results for the three months ended April 30, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

2
During the first quarter of fiscal 2017, the Company implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the three months ended April 30, 2016.

3
The income tax effect of the asset impairment charges and restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred.

4	As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	April 29,	April 30,	%
	2017	2016	change

Net revenue:
Americas Retail	$173,694	$204,161	(15%)
Europe[1]	165,388	134,142	23%
Asia[1]	63,381	54,228	17%
Americas Wholesale[1]	35,857	33,937	6%
Licensing	20,261	22,347	(9%)
	$458,581	$448,815	2%

Earnings (loss) from operations:
Americas Retail before impairments	$(24,653)	$(12,601)	(96%)
Asset impairment charges[2]	(2,113)	—
Americas Retail including impairments	(26,766)	(12,601)	(112%)

Europe before impairments[1]	(3,086)	(14,438)	79%
Asset impairment charges[2]	(9)	(117)
Europe including impairments[1]	(3,095)	(14,555)	79%

Asia before impairments[1]	(198)	(513)	61%
Asset impairment charges[2]	(640)	(36)
Asia including impairments[1]	(838)	(549)	(53%)

Americas Wholesale[1]	6,645	5,961	11%
Licensing	17,331	20,415	(15%)
	(6,723)	(1,329)	(406%)
Corporate Overhead	(18,796)	(21,566)	(13%)
Restructuring Charges	—	(6,083)
	$(25,519)	$(28,978)	12%

Operating margins:
Americas Retail including impairments	(15.4%)	(6.2%)
Americas Retail before impairments	(14.2%)	(6.2%)

Europe including impairments[1]	(1.9%)	(10.9%)
Europe before impairments[1]	(1.9%)	(10.8%)

Asia including impairments[1]	(1.3%)	(1.0%)
Asia before impairments[1]	(0.3%)	(0.9%)

Americas Wholesale[1]	18.5%	17.6%
Licensing	85.5%	91.4%

Total Company including impairment and restructuring charges	(5.6%)	(6.5%)
Total Company before impairment and restructuring charges	(5.0%)	(5.1%)

Notes:
1
During the first quarter of fiscal 2018, net revenue and related costs and expenses for certain globally serviced customers were reclassified into the segment primarily responsible for the relationship. Accordingly, segment results for Europe, Asia and Americas Wholesale have been adjusted for the first quarter of fiscal 2017 to conform to the current year presentation.

2
During the three months ended April 29, 2017 and April 30, 2016, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures. The results for the three months ended April 30, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

		Three Months Ended
		April 29, 2017			April 30, 2016	% change
		As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
	Americas Retail	$173,694	$442	$174,136	$204,161	(15%)	(15%)
	Europe[1]	165,388	7,729	173,117	134,142	23%	29%
	Asia[1]	63,381	(741)	62,640	54,228	17%	16%
	Americas Wholesale[1]	35,857	701	36,558	33,937	6%	8%
	Licensing	20,261	—	20,261	22,347	(9%)	(9%)
		$458,581	$8,131	$466,712	$448,815	2%	4%

Notes:
1
During the first quarter of fiscal 2018, net revenue for certain globally serviced customers was reclassified into the segment primarily responsible for the relationship. Accordingly, segment results for Europe, Asia and Americas Wholesale have been adjusted for the first quarter of fiscal 2017 to conform to the current year presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	April 29,	January 28,	April 30,
	2017	2017	2016

ASSETS

Cash and cash equivalents	$316,395	$396,129	$427,485

Receivables, net	193,643	225,537	177,669

Inventories	402,673	367,381	358,191

Other current assets	66,695	54,965	62,305

Property and equipment, net	245,131	243,005	265,818

Restricted cash	1,529	1,521	548

Other assets	246,058	245,947	260,760

Total Assets	$1,472,124	$1,534,485	$1,552,776

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and capital lease obligations	$571	$566	$4,443

Other current liabilities	323,995	344,887	314,979

Long-term debt	23,322	23,482	23,539

Other long-term liabilities	179,324	180,104	179,498

Redeemable and nonredeemable noncontrolling interests	18,796	16,224	21,567

Guess?, Inc. stockholders’ equity	926,116	969,222	1,008,750

Total Liabilities and Stockholders’ Equity	$1,472,124	$1,534,485	$1,552,776

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	April 29,	April 30,
	2017	2016

Net cash used in operating activities[1]	$(29,947)	$(30,711)

Net cash used in investing activities	(19,234)	(10,086)

Net cash provided by (used in) financing activities[1]	(35,960)	3,799

Effect of exchange rates on cash, cash equivalents and restricted cash[1]	5,415	19,032

Net change in cash, cash equivalents and restricted cash[1]	(79,726)	(17,966)

Cash, cash equivalents and restricted cash at the beginning of the year[1]	397,650	445,999

Cash, cash equivalents and restricted cash at the end of the period[1]	$317,924	$428,033

Supplemental information:

Depreciation and amortization	$15,011	$16,680

Rent	$66,207	$63,256

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, the amounts related to cash flows from operating and financing activities as well as the effect of exchange rates on cash, cash equivalents and restricted cash have been updated for the three months ended April 30, 2016 to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	April 29,	April 30,
	2017	2016

Net cash used in operating activities[1]	$(29,947)	$(30,711)

Less: Purchases of property and equipment	(18,846)	(17,841)

Free cash flow[1]	$(48,793)	$(48,552)

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, net cash used in operating activities and free cash flow have been updated for the three months ended April 30, 2016 to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of April 29, 2017		As of April 30, 2016
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	332	330	343	342

	Canada	108	108	112	112

	Central and South America	94	51	92	46

	Total Americas	534	489	547	500

	Europe and the Middle East	647	354	588	275

	Asia	489	106	497	65

		1,670	949	1,632	840

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Three Months Ended
	April 29,	April 30,
	2017	2016

Number of stores at the beginning of the year	450	455

Store openings	2	2

Store closures	(14)	(3)

Number of stores at the end of the period	438	454

Total store square footage at the end of the period	2,150,000	2,206,000